Exhibit 99.5

INDEX TO BRIDGER LOGISTICS, LLC UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Bridger Logistics, LLC and subsidiaries

Consolidated Balance Sheets

	March 31, 2015 (unaudited)	December 31, 2014 (audited)
Assets
Current assets:
Cash	$7,018,927	7,957,378
Trade accounts receivable	11,367,170	17,285,142
Due from affiliates—note 6	32,568,998	34,001,516
Prepaid expenses	13,120,727	12,174,528
Prepaid pipeline tariff	4,715,232	4,715,232
Assets held for sale—note 8	3,013,567	3,013,567
Other current assets	2,188,243	624,646
Total current assets	73,992,864	79,772,009
Property and equipment:
Land	1,726,247	1,726,247
Pipeline terminals	33,562,448	33,467,927
Pipeline—note 3	3,914,571	3,914,571
Vehicles	2,232,937	2,125,395
Trucks and trailers	154,567,738	145,048,267
Railcars	153,264,202	151,828,320
Furniture and equipment	4,930,902	4,781,959
Construction in progress	9,857,278	7,198,943
Accumulated depreciation	(37,612,310)	(31,096,824)
Property and equipment, net	326,444,013	318,994,805
Intangible assets, net of amortization	6,303,524	6,487,686
Other long-term assets	1,728,847	1,928,399
Total assets	$408,469,248	407,182,899

See accompanying notes to unaudited consolidated financial statements.

Bridger Logistics, LLC and subsidiaries

Consolidated Balance Sheets

	March 31, 2015 (unaudited)	December 31, 2014 (audited)
Liabilities and Equity
Current liabilities:
Trade accounts payable	$20,015,147	24,826,688
Due to affiliates—note 6	33,192,376	27,688,564
Current portion of long-term debt—note 5	67,574,953	65,920,090
Other accrued liabilities	14,404,221	14,201,439
Total current liabilities	135,186,697	132,636,781
Long-term liabilities:
Long-term debt, less current maturities—note 5	214,024,667	217,810,079
Other long-term liabilities	1,422,549	4,018,449
Total long-term liabilities	215,447,216	221,828,528
Total liabilities	350,633,913	354,465,309
Members’ equity	57,835,335	52,717,590
Total liabilities and members’ equity	$408,469,248	407,182,899

See accompanying notes to unaudited consolidated financial statements.

 Bridger Logistics, LLC and subsidiaries

Consolidated Statements of Operations

(unaudited)

	Three months ended March 31,
	2015	2014
Revenues	$82,226,881	42,946,701
Cost of sales	54,832,707	25,434,529
Gross profit	27,394,174	17,512,172
Expenses:
Operating expense	7,476,146	3,919,774
Selling, general, and administrative	3,616,155	1,348,837
Depreciation and amortization	7,123,970	3,885,190
Total expenses	18,216,271	9,153,801
Operating income	9,177,903	8,358,371
Other expense:
Other expense	(312,670)	(155,081)
Interest expense	(3,732,762)	(1,285,724)
Income tax expense	(14,726)	(25,000)
Total other expense, net	(4,060,158)	(1,465,805)
Income from continuing operations	5,117,745	6,892,566
Loss from discontinued operations—note 8	—	(345,383)
Net income	$5,117,745	6,547,183

See accompanying notes to unaudited consolidated financial statements.

Bridger Logistics, LLC and subsidiaries

Consolidated Statement of Changes in Members’ Equity

Three months ended March 31, 2015

(unaudited)

Members’ equity
Balance at December 31, 2014	$52,717,590
Net income	5,117,745
Balance at March 31, 2015	$57,835,335

See accompanying notes to unaudited consolidated financial statements.

Bridger Logistics, LLC and subsidiaries

Consolidated Statements of Cash Flows

(unaudited)

	Three months ended March 31,
	2015	2014
Cash flows from operating activities:
Net income	$5,117,745	6,547,183
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,123,970	3,885,190
Loss on sale of property and equipment	320,241	155,081
Decrease (increase) in current assets:
Trade accounts receivable	5,917,972	(869,721)
Due from affiliates	1,432,518	(9,466,474)
Prepaid expenses	(946,199)	792,227
Prepaid pipeline tariff	—	175,001
Other current assets	(1,563,597)	(323,524)
Increase in current and other liabilities:
Trade accounts payable	(4,811,541)	3,879,375
Due to affiliates	5,503,812	239,495
Other accrued liabilities	202,782	1,028,436
Change in other long-term liabilities	(2,595,900)	—
Net cash provided by operating activities	15,701,803	6,042,269
Cash flows from investing activities:
Proceeds from sale of property and equipment	2,000,000	1,489,621
Purchases of property and equipment	(16,893,419)	(66,964,351)
Changes in other long-term assets	383,714	151,749
Net cash used in investing activities	(14,509,705)	(65,322,981)
Cash flows from financing activities:
Proceeds from borrowing	28,361,716	64,208,514
Repayments on borrowing	(29,908,225)	(4,278,116)
Changes in insurance liabilities	(584,040)	(526,548)
Net cash (used in) provided by financing activities	(2,130,549)	59,403,850
(Decrease) increase in cash	(938,451)	123,138
Cash at beginning of period	7,957,378	3,343,276
Cash at end of period	$7,018,927	3,466,414
Supplemental disclosure of cash flow information:
Interest expense paid	$3,676,973	924,290
Payments for income taxes	$35,909	1,677

See accompanying notes to unaudited consolidated financial statements.

Bridger Logistics, LLC and subsidiaries

Notes to Unaudited Consolidated Financial Statements

March 31, 2015 and 2014

(1)         Organization and description of business

Bridger Logistics, LLC and its subsidiaries (together, Bridger or the Company) is a privately held limited liability company and is primarily engaged in the transportation, storage and terminalling of crude oil. The Company is wholly owned by Bridger, LLC. The consolidated financial statements for Bridger Logistics, LLC include the financial statements of the following subsidiaries: Bridger Transfer Services, LLC, Bridger Leasing, LLC, Bridger Transportation, LLC (formerly Southern Energy Transportation, Inc.), Bridger Rail Shipping, LLC, Bridger Lake, LLC, Double on 8, LLC and Bridger Midstream, LLC.

Bridger generates income from transporting crude oil through its operation of a fleet of trucks and tank trailers and railcars primarily servicing Texas, Louisiana, North Dakota, Pennsylvania, Colorado, New Mexico, Mississippi and Wyoming.

Bridger operates 19 pipeline terminals in North Dakota, Montana, Wyoming, New Mexico, Mississippi, Oklahoma and Texas for the transfer of crude oil into major pipeline systems and has available volume capacity for loading of crude oil at two rail facilities in North Dakota as well as available volume capacity for the unloading of crude oil at three rail facilities located in East Texas, Philadelphia and South Louisiana.

Bridger also derives revenues from leasing trucks and tank trailers for the transportation of crude oil. Bridger owned 617 trucks and 644 tank trailers as of March 31, 2015 and 298 trucks and 328 tank trailers as of March 31, 2014.

In addition, Bridger owns the Bridger Lake pipeline, a 24-mile crude oil pipeline with a storage and terminalling facility in Uinta County, Wyoming. As discussed further in note 3, the pipeline has been out of commission since April 2010 due to reconstruction of the pipeline’s infrastructure. The pipeline became eligible for operations at the end of 2014.

Bridger also provides pipeline management services through exchanged crude oil barrels under buy/sell agreements.

On April 30, 2014, Bridger Rail Shipping, LLC completed a $200 million secured financing agreement with Element Financial Corporation (Element) to finance the acquisition of 1,300 new railcars from Trinity Industries. As of March 31, 2015, Bridger had taken delivery of 999 railcars. These new railcars replaced existing leased railcars in Bridger’s fleet. The Company expects that these owned railcars will reduce railcar lease expenses, as the lease fleet will be reduced by the delivery of owned railcars.

On July 1, 2014, Bridger Transportation, LLC executed a five-year agreement to provide dedicated trucking services for the crude oil marketing business of Occidental Energy Marketing, Inc. In connection with the transaction, Bridger acquired all of Occidental Energy Transportation LLC’s (OET) tractors and trailers servicing the Permian Basin, as well as OET’s trucking operations personnel. In connection with the agreement, Bridger ordered a fleet of new tractors to complement the assets purchased from OET to support sustained growth in the region.

The consolidated financial statements present the consolidated financial position and results of operations, changes in equity, and cash flows of Bridger with all balances and transactions between the entities eliminated. Such amounts reduce revenue and expense items and eliminate transactions representing loaning of funds between the consolidated entities.

(2)         Significant accounting policies

(a)   Principles of presentation and consolidation

The consolidated financial statements have been prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).

The consolidated financial statements include the financial statements of Bridger Logistics, LLC and its subsidiaries. In addition, Bridger evaluates its relationships with other entities to identify whether they are variable interest entities under certain provisions of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 810-10, Consolidation—Overall and to assess whether it is the primary beneficiary of any such entity. If the determination is made that Bridger is the primary beneficiary of a variable interest entity, then that entity is included in the consolidated financial statements. No such variable interest entities exist as of March 31, 2015 and 2014.

As further discussed in Note 8, on November 28, 2014, Bridger entered into a Member Interest Purchase Agreement to sell all of the assets of Bridger Midstream, LLC. Bridger has classified the related assets as assets held for sale at March 31, 2015 and December 31, 2014, and the results of operations of these assets as discontinued operations in the consolidated statements of operations as of March 31, 2015 and 2014.

Bridger also recognized its Gulf Coast Rail Business as a discontinued operation at December 31, 2014 and presented results of operations of the Gulf Coast Rail Business as discontinued operations for the quarters ended March 31, 2015 and March 31, 2014 on the consolidated statements of operations.

(b)   Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make assumptions and use estimates that affect the reported amounts of assets and liabilities and disclosures of contingent liabilities at the date of the consolidated financial statements. While actual results could differ from these estimates, management does not expect the differences, if any, to have a material effect on the consolidated financial statements.

(c)   Cash and cash equivalents

For the purpose of reporting cash flows, cash and cash equivalents include all cash on hand and cash on deposit with original maturities of less than three months.

(d)   Trade accounts receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Management provides for uncollectible amounts through a charge to earnings and a credit to accounts receivable on its assessment of the current status of individual accounts. Such direct write-offs of accounts receivable have not been material to the consolidated financial statements.

(e)   Revenue recognition

Revenues include pipeline tariffs, trucking fees, rail throughput fees, pipeline management services, leasing, throughput, and storage; all items Bridger deems as being associated with the transportation of crude oil. These revenues are recognized upon completion of the related service.

(f)    Prepaid expenses

Prepaid expenses are amortized over the estimated period of future benefit, generally on a straight-line basis.

(g)   Property and equipment

Property and equipment are stated at cost, less accumulated depreciation. Owned property and equipment are depreciated using the straight-line method over the estimated lives of the respective assets.

Routine maintenance and repairs are charged to operating expense, while costs of improvements and replacements are capitalized. When an asset is retired or sold, its cost and related accumulated depreciation are removed from the accounts, and the difference between the net book value of the asset and proceeds from disposition is recognized as a gain or loss on the consolidated statements of operations.

Construction in progress is stated at cost and is transferred to fixed assets when substantially all the activities necessary to prepare the assets for their intended use are completed. Depreciation commences upon capitalization.

(h)   Intangible assets

Intangible assets are recorded at their fair values. Intangible assets as of March 31, 2015 consisted mostly of a $4.1 million pipeline shipper status asset amortized over the useful life of 25 years, as well as $2.2 million in exchange and throughput agreements added as a result of acquisition and amortized over 5 years based upon contracts terms. Amortization expense of $0.2 million was included in the depreciation and amortization expense on the consolidated statements of operations for the three months ended March 31, 2015. No amortization expense was recognized in the three months ended March 31, 2014.

(i)    Asset retirement obligations

Under ASC 410-20, Asset Retirement and Environmental Obligations—Asset Retirement Obligations, which relates to accounting requirements for costs associated with legal obligations to retire tangible, long-lived assets, the Company records an Asset Retirement Obligation (ARO) at fair value in the period in which it is incurred by increasing the carrying amount of the related long-lived asset. In each subsequent period, the liability is accreted over time towards the ultimate obligation amount and the capitalized costs are depreciated over the useful life of the related asset. The Company did not identify any significant or material cost after review; thus, no ARO obligation was recorded in the three months ended March 31, 2015 and 2014.

(j)    Impairment of long-lived assets

In accordance with ASC 360-10, Property, Plant, and Equipment—Overall, long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by an asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. The Company has not identified any triggering events during the three months ended March 31, 2015 and 2014 that would require an assessment for impairment of long-lived assets.

(k)   Prepaid pipeline tariff

Prepaid pipeline tariffs are a deposit of an expected tariff expense for a three month period in the future.

(l)    Environmental liabilities and litigation

The Company’s policy is to accrue for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations are generally recognized upon completion of the feasibility study. Such accruals are adjusted as further information or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable.

(m)  Income taxes

Bridger Logistics, LLC and its subsidiaries are treated as pass through entities (partnerships) for federal and state income tax purposes. These companies do not pay income taxes, except state margin or gross receipts tax where it exists, as most income or loss and credits are included in the returns of the individual members. State tax for applicable jurisdictions was $14,726 and $25,000 for the three months ended March 31, 2015 and 2014, respectively.

(3)   Pipeline operational status

The Bridger Lake pipeline asset consisted of a pipeline 6 5/8” in diameter and 27 miles in length extending from Northern Utah into Southwestern Wyoming. It operated without incident until April 5, 2010. On this date, it was determined that approximately 4,000 barrels of sweet crude oil were released over an area of about four acres near the small community of Robertson, Wyoming (population 97). In accordance with requirements of the United States Department of Transportation’s Pipeline Hazardous Material Safety Administration (PHMSA) and the Wyoming Department of Environmental Quality, the Company has paid approximately $6.2 million in environmental remediation and improvement costs and expenses. No accrued liability was recorded for such obligations as of March 31, 2015 and 2014. During the quarters ended

March 31, 2015 and 2014, no volumes were transported through the pipeline and no revenues were generated from pipeline operations.

An approval to restart the pipeline was received from PHMSA in July 2012 and the pipeline was placed back into service for transporting crude oil in 2014. Management is in discussions with several customers regarding potential throughput agreements and expects such agreements to be put in place in 2015.

(4)   Fair value

Fair value is defined as the price that Bridger would receive to sell an asset or pay to transfer a liability in an orderly transaction between market participants on the measurement date. In determining fair value, the accounting standards establish a three level hierarchy for inputs used in measuring fair value, as follows:

Level 1—inputs are quoted prices in active markets for identical assets or liabilities.

Level 2—inputs are observable for the asset or liability, either directly or indirectly, including quoted prices in active markets for similar assets or liabilities.

Level 3—inputs are unobservable and reflect Bridger’s own assumptions.

As of March 31, 2015 and 2014, the fair values of cash and cash equivalents, accounts receivable, and accounts payable approximate their carrying values due to the short term nature of these instruments. Bridger’s carrying value of its variable interest debt approximates its fair value as such debt incurs interest at variable rates tied to a market rate of interest. The fair values of fixed rate debt is impracticable for Bridger to estimate due to the lack of a trading market to observe similar debt instruments. In addition, the process to identify other non-public companies similar to Bridger in size and credit standing with debt having interest rates, maturities, and carrying amounts of a similar nature upon which to estimate the fair value of Bridger’s fixed rate debt would result in Bridger incurring undue effort and excessive cost as such information is not readily available. The carrying value of such fixed rate debt as of March 31, 2015 was $246,158,725 with interest rates ranging from 3.43% to 6.12% and maturity dates ranging from October 8, 2017 to January 1, 2022. The carrying value of such fixed rate debt as of December 31, 2014 was $249,418,310 with interest rates ranging from 2.85% to 6.12% and maturity dates ranging from March 7, 2017 to January 1, 2022.

(5)   Debt

Long-term debt consists of several different loans with commercial banks and equipment financing companies. The purpose of the loans is to obtain financing for the purchase of trucks and trailers, vehicles, rail cars, buildings and for the construction of pipeline terminals. Further, the loans are secured by these same assets.

Bridger had $281,599,620 and $283,730,169 of debt as of March 31, 2015 and December 31, 2014, respectively. As of March 31, 2015, the debt consisted of instruments with outstanding balances ranging from $32,743 to $54,638,230 with varying monthly payments due through January 1, 2022. Interest rates related to the debt above consisted of the following: $246,158,725 in outstanding debt with fixed interest rates ranging from 3.43% to 6.12%, $18,081,035 in outstanding debt with a variable interest rate of the 1 month LIBOR plus 3.50%,

$12,468,217 in outstanding debt with a variable interest rate of the Wall Street Journal Prime Rate with a minimum rate of 3.25%, and $4,891,643 in outstanding debt with a variable prime interest rate with a minimum rate of 3.25%. As of December 31, 2014, the debt consisted of instruments with outstanding balances ranging from $34,756 to $56,853,294 with varying monthly payments due through January 1, 2022. Interest rates related to the debt above consisted of the following: $249,418,310 in outstanding debt with fixed interest rates ranging from 2.85% to 6.12%, $19,956,769 in outstanding debt with a variable interest rate of the 1 month LIBOR plus 3.50%, $13,281,410 in outstanding debt with a variable interest rate of the Wall Street Journal Prime Rate with a minimum rate of 3.25%, and $1,073,680 in outstanding debt with a variable prime interest rate with a minimum rate of 3.25%.

The debt agreements outstanding as of March 31, 2015 and December 31, 2014 contained no financial covenants.

(6)   Related party transactions

The Bridger entities have historically entered into numerous transactions with affiliated entities within Bridger Logistics, LLC, as well as other related parties. While transactions between companies within Bridger Logistics, LLC in these consolidated financial statements have been eliminated, other transactions with related parties, which are not included in these consolidated financial statements, have remaining outstanding balances due from or to Bridger Logistics, LLC as of March 31, 2015 and 2014. The transactions with related parties include trucking services for crude oil, leasing of trucks and tank trailers, providing throughput services at pipeline and rail terminals and allocation of costs for centralized corporate functions. In addition, the related party transactions are inclusive of loan transactions in accordance with promissory notes with related entities.

On January 30, 2014, Bridger entered into a commitment to purchase 300 railcars at a total cost of approximately $47 million. On February 28, 2014, and amended and restated on March 31, 2014, Bridger entered into a 10% promissory note with a related party in the amount of $47 million to take delivery for the aforementioned railcars. The note was secured by members’ equity of Bridger, LLC and was repaid in full on April 30, 2014.

In addition, a related party made a loan to Bridger in 2013 for $700,000 and provided collateral of a certificate of deposit for another Bridger loan. The loan was repaid in full by Bridger in September of 2014.

In the three months ended March 31, 2015 and 2014, Bridger Logistics, LLC generated revenues and incurred expenses of $47,243,254 and $27,070,843, respectively, from the services provided to related entities not included in these consolidated financial statements. Receivables from such related entities were $32,568,998 and $34,001,516 as of March 31, 2015 and December 31, 2014, respectively. Payables to such related entities were $33,192,376, and $27,688,564 as of March 31, 2015 and December 31, 2014, respectively. In addition, the consolidated statements of operations for the three months ended March 31, 2015 and 2014 include allocation of overhead charges for centralized corporate functions of $2,993,726 and $1,806,136, respectively.

(7)   Description of leasing arrangements

In the three months ended March 31, 2014, Bridger entered into a lease agreement for the use of 200 railcars for the transportation of crude oil. Bridger was required to pay a lease fee of $1,850 per railcar per month. The lease for 100 railcars expired on March 31, 2014. The lease for the remaining 100 railcars expired on June 30, 2014. Bridger did not enter into new lease agreements in the three months ended March 31, 2015.

(8)   Discontinued operations and assets held for sale

Bridger midstream.  Bridger entered into a Member Interest Purchase Agreement on November 28, 2014 for the sale of all of the assets of Bridger Midstream, LLC to a third party. The final closing of this agreement is expected to occur in the second quarter of 2015. Bridger has classified the related assets as assets held for sale at March 31, 2015 and 2014, and the results of operations of these assets as discontinued operations in the consolidated statements of operations as of March 31, 2015 and 2014.

The Bridger Midstream, LLC operating results for the three months ended March 31, 2014, which are included in loss from discontinued operations, were as follows:

Three months ended March 31, 2014
Total related parties revenues	$441,501
Total related party expenses	(1,349,534)
Loss from discontinued operations	$(908,033)

Assets held for sale related to Bridger Midstream, LLC were $3.0 million March 31, 2015 and December 31, 2014, respectively. These assets primarily consisted of pipeline terminal construction assets.

Gulf coast rail business.  On January 1, 2012, Bridger entered into a terminal and throughput agreement for the unloading of crude from railcars and trucks, storage of crude and offloading of crude to barges and trucks at the Riverside facility, located in Geismar, Louisiana. The agreement terminates on May 31, 2016. The fee structure included a minimum monthly fee ranging from $315,000 to $865,300 per month from 2012 through 2014. In 2013, Bridger’s strategy involving this location had shifted significantly, leaving this geographically isolated facility with no further use within the Bridger portfolio. Lack of economic activity in 2013 and 2014 was evidence of this strategic shift. Bridger has no intent to increase terminal and throughput volumes at the facility and is negotiating with the facility owner to determine a buy-out value for the remaining financial obligation under the contract. Bridger classified the results of operations of the Gulf Coast Rail Business as discontinued operations in the consolidated statements as of March 31, 2015 and 2014. In 2014 Bridger recorded $13,662,726 of contract exit costs associated with these operations, and accordingly there have been no additional costs incurred in 2015.

The Gulf Coast Rail Business’ operating results for the three months ended March 31, 2014, which are included in income (loss) from discontinued operations, were as follows:

Three months ended March 31, 2014
Total related parties revenues	$3,158,550
Total costs and expenses	(2,595,900)
Income from discontinued operations	$562,650

(9)   Commitments and contingencies

From time to time, Bridger enters into agreements with third parties requiring minimum performance or volume requirements in the normal course of business.

Murex litigation

Bridger Logistics, LLC is in dispute with Murex, LLC with respect to a sublease of approximately 220 railcars by Bridger for which Murex has made a claim for $9.6 million in contract damages, including legal fees. Management believes it has a meritorious defense against this claim and has asserted counterclaims against Murex citing the cause of the dispute to be an exorbitant rate of bad order railcars provided by Murex. It is management’s assessment that the amount claimed by Murex will ultimately be resolved at an amount that will be substantially lower than the amount claimed. Management believes that the outcome of the ultimate resolution as of the date of this report is neither probable nor estimable.

Other legal proceedings

Bridger is subject to various claims and legal actions arising in the ordinary course of business. There are uncertainties inherent in the ultimate outcome of such matters and it is difficult to determine the ultimate costs that may be incurred. Bridger believes the ultimate disposition of these matters will not have a material adverse effect on the consolidated statement of operations, consolidated balance sheet and consolidated statement of cash flows. Bridger appropriately accrues for such matters when a loss is known or is considered probable and estimable in nature. If the loss is not probable or cannot be reasonably estimated, a liability is not recorded in its consolidated financial statements.

(10) Subsequent events

Management has evaluated subsequent events through May 29, 2015, the date on which the financial statements were available to be issued.